UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 31, 2004
Date of Report (Date of Earliest Event Reported)

HARRIS INTERACTIVE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27577	16-1538028

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

135 Corporate Woods, Rochester, New York	14623

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (585) 272-8400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES

Section 1 — Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement.

On December 31, 2004, Harris Interactive Inc. (the “Company”) entered into an exclusive license agreement (the “License”) with Taylor Nelson Sofres Plc (“TNS”), pursuant to which the Company licensed certain trade marks, service marks, tradenames and other intellectual property rights (collectively, the “Licensed Rights”) from TNS, in a territory consisting of Europe (except in France) and some of the former Soviet republics, for a period of four years and at an annual rate of US$1 million per year. The Licensed Rights include, among others, rights to the names Harris, Harris Online, Harris Interactive, Harris Poll Interactive, Louis Harris, Harris Poll, Harris Survey and HPOL. During the term of the License, TNS has the right to use the Louis Harris name together with the above mentioned names in connection with its business in France as it has done prior to December 31, 2004. The License provides the Company with non-exclusive rights to the Licensed Rights in France provided that such use is not confusingly similar to names then being used by TNS affiliates in France. In connection with the signing of the License, and pursuant to its terms, the Company made a payment of US$2 million to TNS. In addition to the initial US$2 million payment, the license fee is payable in the amount of an additional $2 million on the first anniversary of signing, upon which the License will be fully paid up. The Company has the right to call for the assignment of the Licensed Rights by TNS to the Company under the circumstances and upon the terms described in the License. There is no material relationship between the Company or its affiliates and TNS, other than in respect of the License.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS INTERACTIVE INC. (Registrant)
	By:	/s/ Frank J. Connolly, Jr.
	Name:	Frank J. Connolly, Jr.
Dated: January 6, 2005	Title:	Chief Financial Officer (Principal Financial Officer)